Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of sanofi-aventis, dated December 21, 2006 (No. 333-139555), June 3, 2005 (No. 333-125490), December 23, 2004 (No. 333-121584 and 333-121583) and July 22, 2003 (No. 333-107238), of our reports dated March 28, 2007, with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of sanofi-aventis included in its annual report under Form 20-F for the year ended December 31, 2006.

Ernst & Young Audit

Represented by Gilles Puissochet and Valérie Quint

Paris-La Défense, France

March 28, 2007